Exhibit 10.11

THE BANK OF NEW YORK MELLON CORPORATION

2003 LONG-TERM INCENTIVE PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

NONSTATUTORY STOCK OPTION AGREEMENT

[2008 Award Form]

Total # of Option Shares Granted	Grant Date
XXXX	March 10, 2008

Pursuant to the 2003 Long-Term Incentive Plan of The Bank of New York Company, Inc. (the “Plan”) you have been granted a non-statutory stock option (the “Option”) to purchase the number of shares set forth above (the “Option Shares”) of Common Stock of The Bank of New York Mellon Corporation (the “Company”) upon the following terms and conditions and the terms and conditions of the Plan. A copy of the Plan has been made available to you through The Bank of New York Employee Stock Plan Website (www.bnymystock.com/bny). Unless defined herein, capitalized terms used in this Agreement shall be as defined in the Plan.

1. Grant Date. The grant of the Option will be effective on the date set forth above.

2. Option Price. The exercise price per share of the Option will be the closing price of the Company’s Common Stock on the New York Stock Exchange Composite Transactions on the Grant Date.

3. Term. The Option shall expire and cease to be exercisable ten years from the Grant Date or, if earlier, the expiration date provided for in Section 5 (the “Option Termination Date”).

4. Vesting and Exercise. Subject to Section 5 of this Agreement, the Option will become exercisable in annual installments over a four-year vesting period according to the following vesting schedule: 1/4 of the Option shares will vest upon the 1st anniversary of the Grant Date of the Option, provided that the Optionee is employed by the Company on such anniversary; an additional 1/4 of the Option shares will vest upon the 2nd anniversary of the Grant Date of the Option, provided that the Optionee is employed by the Company on such anniversary; an additional 1/4 of the Option shares will vest upon the 3 rd anniversary of the Grant Date of the Option, provided that the Optionee is employed by the Company on such anniversary; and an additional 1/4 of the Option shares will vest on the 4th anniversary of Grant Date of the Option, provided that the Optionee is employed by the Company on such anniversary, with all fractional Option shares, if any, vesting as whole Option shares upon the latest vesting date. The Option may be exercised in whole or in part with respect to vested shares from the date of vesting through and including the Option Termination Date (subject to any limits provided in Section 5).

The Bank of New York Mellon Corporation

Nonstatutory Stock Option – 2008 Award Form

5. Termination of Employment.

(i) This Option will expire upon the date of your termination of employment with the Company, except that the following provisions shall apply:

(a)	Termination without Cause. If such employment is terminated by the Company without “Cause”, as such term is defined in your Transition Agreement with The Bank of New York Company, Inc. dated June 25, 2007, (the “Transition Agreement”) the unvested portion of the Option will expire on the date of such employment termination and the vested portion of the Option will continue to be outstanding and in effect for 30 days following the date of such employment termination; provided, however, if you are eligible to receive separation/transition pay pursuant to a severance pay plan of the Company, the unvested portion of the Option will expire on the last day for which you receive salary continuance or separation/transition pay (“Payroll Separation Date”) and the vested portion of the Option will continue to be outstanding and in effect for one year from your Payroll Separation Date (in either case, the Option may not extend beyond the Option Termination Date).

(b)	Voluntary Employment Termination. If such employment termination is by you, including for Good Reason as defined in your Transition Agreement (but other than for death, Retirement or Disability), this Option will expire on the date of such employment termination.

(c)

Retirement. If such employment termination is by you after you have attained age 55 (“Retirement”) but prior to attaining age 60, the vested portion of the Option will continue to be outstanding and in effect for 3 years following the date of such Retirement (or, if earlier, until the Option Termination Date), and the unvested portion of the Option will expire on the date of such employment termination. If such employment termination is by you after you have attained age 60 but prior to attaining age 65, the Option will continue to be outstanding and in effect for five years following the date of such Retirement and, to the extent it is or becomes vested during such five year period it may be exercised during such period, and will expire on the 5th anniversary of the date of such employment termination (or, if earlier, until the Option Termination Date). If such employment termination is by you after you have attained age 65, the Option will become vested upon such Retirement and may be exercised for seven years following the date of such Retirement (or, if earlier, until the Option Termination Date).

(d)	Sale of Business. If such employment termination is due to the sale of a business unit or subsidiary of the Company by which you are employed, and you are not displaced or separated pursuant to a severance pay plan of the Company, any unvested portion of this Option will vest on a pro-rata basis equal to (i) the number of whole and fractional months of your employment from the Grant Date through your employment termination date, divided by (ii) 48 months, with the result multiplied by (iii) the total number of the Option Shares granted hereunder, with that result reduced by (iv) the number of Option Shares that have already vested as of the date of your employment termination, and the remaining portion of the Option will expire immediately upon your employment termination date. In such case, you will have two years from your employment termination date to exercise the vested portion of the Option.

The Bank of New York Mellon Corporation

Nonstatutory Stock Option – 2008 Award Form

(e)	Death or Disability. If such employment termination is due to your death or Disability, the shares subject to the Option will fully vest and become immediately exercisable from the date of such employment termination. However, the vested Option will expire and cease to be exercisable two years from the date of such employment termination (or, if earlier, until the Option Termination Date). For purposes of this Option only, your employment termination date for “Disability” is the date on which you become disabled, as determined in accordance with Section 409A of the Internal Revenue Code, and are eligible to receive benefits under the Company’s Long-Term Disability Plan as in effect from time to time.

(f)	Special Termination Right. If such employment is terminated pursuant to the terms and conditions of your Special Termination Right, as such term is defined in your Transition Agreement, the unvested portion of the Option will fully vest and become immediately exercisable upon the date of such employment termination, and will continue to be outstanding and in effect for (i) five years following the date of such employment termination if such termination occurs on or after your attainment of age 55 or (ii) three years following the date of such employment termination if such termination occurs before your attainment of age 55 (or, in either case, if earlier, until the Option Termination Date).

(ii) Notwithstanding Section 11 of the Plan or any other provisions thereof, this Option shall not become exercisable and you shall not be entitled to any cash payment rights with respect to this Option upon a Change in Control, as defined in the Plan. However, if your employment is terminated by the Company without “Cause”, as defined in your Transition Agreement, within two years after the occurrence of a Change in Control occurring after the Grant Date, this Option shall automatically become fully exercisable and you will have one year from your employment termination date to exercise the vested Option.

(iii) In the event you fail to comply with any rules or regulations the Company establishes with respect to its businesses (including the Company’s Code of Conduct and Interpretive Guidance), the Company may cancel or revoke all or any portion of this Option with respect to the shares not yet exercised. The Company shall have sole discretion to determine what constitutes such failure.

6. Exercise. You may direct the exercise of the Option through The Bank of New York Employee Stock Plan Website or telephone call center (800-510-2654) or by delivering to the Plan Administrator written direction thereof, including in any such direction the number of shares to be exercised. Payment of the option price upon exercise of the Option shall accompany such direction and shall be made in cash and/or shares of Common Stock, including through a cashless exercise or the withholding of shares to be acquired upon exercise, in accordance with procedures established by the Committee. Exercise of the Option shall take effect on the date the direction and payment are actually received by the Plan Administrator or as soon as administratively possible after such date.

7. Issuance. After all or part of the Option has been exercised, the Company shall cause to be issued to you, subject to Section 8, the number of shares of Common Stock with respect to which the Option has been exercised.

8. Taxes. You agree that, upon exercise of the Option with respect to all or any portion of the Option Shares, you shall pay to the Company the appropriate amount of taxes due for withholding purposes as a result of such exercise or, in accordance with procedures established by the Committee, permit the Company to retain shares of Common Stock from you to fulfill such withholding liability.

The Bank of New York Mellon Corporation

Nonstatutory Stock Option – 2008 Award Form

9. Nontransferable. You may not sell, transfer, assign, pledge or otherwise encumber or dispose of the Option except by Will or the laws of descent and distribution.

10. Miscellaneous. These terms and conditions (a) shall be binding upon and inure to the benefit of any successor of the Company and any transferee of the Option pursuant to Section 9, (b) shall be governed by the laws of the State of New York without regard to any choice of law provisions thereof and (c) may not be amended except in writing. This grant shall in no way affect your participation or benefits under any other plan or program maintained or provided by the Company. All actions and proceedings relating to or arising from, directly or indirectly, this Option shall be litigated in courts located within the City and State of New York; provided that nothing herein will prevent the Company from enforcing its rights with respect to this Option under any other agreement pursuant to the dispute resolution provisions thereof. You further hereby waive trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with this Option. In the event of a conflict between these terms and conditions and the Plan, the Plan shall govern; provided, however, that in all events the Plan and these terms and conditions shall be interpreted and administered in accordance with the provisions of Section 409A of the Internal Revenue Code, to the extent applicable to the Plan and your Option Grant.

11. No Right to Employment. Nothing herein shall be construed as giving you any right to be retained in the employ of the Company or its Affiliates or affect any right which the Company and its Affiliates may have to terminate your employment.

Please indicate your acceptance hereof by signing and returning the enclosed copy of this Agreement.

Sincerely,

THE BANK OF NEW YORK MELLON CORPORATION

By:
Title:	Chief Executive Officer

I accept and agree to the terms of this Agreement

(Signature)	(Print Name)	(Date)